Exhibit 99.1

[Merix logo]

FOR IMMEDIATE RELEASE

Merix Investor Relations Contact:

Allen Muhich, Vice President, Finance & Investor Relations

503.716.3667

MERIX CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

Beaverton, OR, October 16, 2007 — Merix Corporation (NASDAQ: MERX), announced today that its Board of Directors has adopted a shareholder rights plan.

The Plan is designed to enhance the Board’s ability to protect shareholders against unsolicited attempts to acquire control of the Company that do not offer an adequate price to all shareholders or are otherwise not in the best interests of the Company and its shareholders. The Plan is not responsive to any attempt to acquire control of Merix. The Plan replaces a similar shareholder rights plan that expired by its terms earlier this year.

Under the Plan, each shareholder of Merix Common Stock at the close of business on November 16, 2007 will receive a dividend of one right for each share of Merix Common Stock held of record on that date. Each right will entitle the holder to purchase from Merix, in certain circumstances described below, one one-hundredth of a share of newly created Series A Preferred Stock of the company for an initial purchase price of $55. The rights distribution is not taxable to shareholders.

Initially the rights will be represented by Merix Common Stock certificates and will trade with Merix Common Stock. The rights will become exercisable and will trade separately from Merix Common Stock only if a person or group has become or has the right to become the beneficial owner of 15 percent or more of the company’s Common Stock or has commenced a tender or exchange offer that would result in any person or group becoming the beneficial owner of 15 percent or more of the company’s Common Stock, or if the Board of Directors has declared a person to be an “adverse person” as defined in the rights plan. If any of these triggering events occurs, all rights holders, except the acquiring person or the adverse person, will be entitled to acquire Merix Common Stock at a discount.

Merix may redeem the rights at a price of $.001 per right at any time prior to the date on which any person has become the beneficial owner of 15 percent or more of Merix Common Stock or has been determined to be an adverse person. The rights will expire on October 16, 2017, unless earlier exchanged or redeemed.

About Merix Corporation

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include communications and networking, computing and peripherals, industrial and medical, defense and aerospace, and automotive end markets in the electronics industry. Additional corporate information is available at www.merix.com